As filed with the Securities and Exchange Commission on March 22, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THOMSON REUTERS CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada	2741	98-0176673
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

3 Times Square

New York, New York 10036

(646) 223-4000

(Address and telephone number of Registrant’s principal executive offices)

Thomson Reuters Holdings Inc.

Attn: Deirdre Stanley, Executive Vice President, General Counsel and Secretary

3 Times Square

New York, New York 10036

(646) 223-4000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Deirdre Stanley Executive Vice President, General Counsel and Secretary Thomson Reuters 3 Times Square	Andrew J. Beck, Esq. Mile Kurta, Esq. Torys LLP 1114 Avenue of the Americas
New York, New York 10036 (646) 223-4000	New York, New York 10036 (212) 880-6000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	at some future date (check the appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Debt Securities	$3,000,000,000	100%	$3,000,000,000	$302,100 (2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)

The Registrant previously paid $386,400 in registration fees in connection with the $3,000,000,000 of securities registered under its Registration Statement on Form F-10 (File No. 333-194424) initially filed on March 7, 2014, under which only $1,000,000,000 of the securities were sold. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $257,600.00 of the registration fees related to the unissued securities is being offset against the total registration fee of $302,100 due for this Registration Statement. Accordingly, the registration fee to be paid herewith is $44,500.00.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This preliminary short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission, and no securities may be sold until such registration statement becomes effective.

This preliminary short form base shelf prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise. Information has been incorporated by reference in this prospectus from documents filed with securities regulatory authorities in Canada and filed with, or furnished to, the U.S. Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from Thomson Reuters, Attention: Investor Relations Department, Metro Center, One Station Place, Stamford, Connecticut 06902, United States (telephone: 646-223-4000), and are also available electronically at www.sedar.com and www.sec.gov.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 22, 2016

Thomson Reuters Corporation

US$3,000,000,000

Debt Securities

(unsecured)

We may from time to time offer and issue one or more series of unsecured debt securities, together referred to as Debt Securities, in an aggregate principal amount of up to US$3,000,000,000 (or the equivalent in other currencies) or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate issue price of US$3,000,000,000 (or the equivalent in other currencies), during the 25 month period that this short form base shelf prospectus, including any further amendments hereto, remains valid.

We will provide the specific terms of the Debt Securities in respect of which this prospectus is being delivered in applicable prospectus supplements and may include, where applicable, the specific designation, aggregate principal amount, currency, maturity, interest provisions, authorized denominations, offering price, any terms for redemption at our option or at the option of the holder and any other specific terms. You should read this prospectus and any applicable prospectus supplements carefully before you invest. Debt Securities may consist of debentures, notes or other types of debt and may be issuable in series. This prospectus may not be used to offer Debt Securities unless accompanied by a prospectus supplement. Our intended use for any net proceeds we expect to receive from the issue of Debt Securities will be set forth in a prospectus supplement.

Investing in the Debt Securities is subject to certain risks. See “Risk Factors” beginning on page 5 of this prospectus.

All information permitted under applicable securities laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be deemed to be incorporated by reference into this prospectus as of the date of the prospectus supplement and only for the purposes of the distribution of the Debt Securities to which the prospectus supplement pertains.

Our registered office is located at Suite 400, 333 Bay Street, Toronto, Ontario M5H 2R2, Canada. Our principal executive office is located at 3 Times Square, New York, New York 10036, United States (telephone: 646-223-4000).

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We currently present our financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (IFRS). Our consolidated financial statements may not be comparable to financial statements of U.S. companies.

Owning the Debt Securities may have tax consequences in both the United States and Canada. This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your own particular circumstances and read the tax discussion in this prospectus and any applicable prospectus supplement.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely because we are incorporated under the laws of the Province of Ontario, Canada. Some of our officers and directors and some of the experts named in this prospectus are non-U.S. residents, and some of our assets and some of the assets of those officers, directors and experts may be located outside of the United States.

Unless otherwise specified in an applicable prospectus supplement, the Debt Securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is no market through which the Debt Securities may be sold and purchasers may not be able to resell the Debt Securities purchased under this prospectus. This may affect the pricing of the Debt Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities, and the extent of issuer regulation. See “Risk Factors.”

THESE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABOUT THIS PROSPECTUS

In this prospectus and any prospectus supplement, the words “we,” “us,” “our,” “our company” and “Thomson Reuters” refer to Thomson Reuters Corporation and its consolidated subsidiaries, unless the context requires otherwise. Unless otherwise indicated, references in this prospectus and any prospectus supplement to “$”, “US$”, or “dollars” are to U.S. dollars, and references to “C$” are to Canadian dollars.

This prospectus is part of the registration statement on Form F-10 relating to the Debt Securities that we filed with the U.S. Securities and Exchange Commission, or SEC. Under this “shelf” registration process, we may, from time to time, sell any combination of Debt Securities in one or more offerings up to an aggregate principal amount of US$3,000,000,000. This prospectus provides you with a general description of the Debt Securities that we may offer. Each time we sell Debt Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Debt Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Debt Securities.

We present our financial statements in accordance with IFRS, as issued by the International Accounting Standards Board. Therefore, our consolidated financial statements in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus, may not be comparable to financial statements prepared in accordance with U.S. generally accepted accounting principles. Our financial statements are audited in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board, as well as Canadian and U.S. securities regulatory auditor independence standards.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this prospectus from documents filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated by reference in this prospectus may be obtained upon written or oral request without charge from Thomson Reuters, Attention: Investor Relations Department, Metro Center, One Station Place, Stamford, Connecticut 06902, United States (telephone: 646-223-4000).

You may also access our disclosure documents and any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces of Canada through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov. In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file with and furnish to the SEC reports and other information.

You may read or obtain copies, at a fee, of any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information on the public reference room. Our filings are also electronically available on EDGAR, as well as from commercial document retrieval services, such as Westlaw Business.

You are invited to read and copy any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces of Canada at their respective public reference rooms. Reports and other information about us may also be available for inspection at the office of the New York Stock Exchange. Under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to incorporate by reference in this prospectus certain information we file with or furnish to the SEC and the securities regulatory authorities in Canada, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus. Information incorporated by reference must be filed as exhibits to the registration statement on Form F-10 that we have filed with the SEC in connection with the Debt Securities.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Thomson Reuters Corporation is a corporation incorporated under and governed by the Business Corporations Act (Ontario), or the OBCA. The controlling shareholder of Thomson Reuters and some of our directors and officers, as well as certain of the experts named in this prospectus and the documents incorporated by reference into this prospectus, are non-U.S. residents and all or a substantial portion of their assets and a substantial portion of our assets are located outside of the United States. It may be difficult for holders of Debt Securities to effect service within the United States upon our controlling shareholder and our directors and officers and the experts named in this prospectus and any documents incorporated by reference into this prospectus who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under United States federal securities laws. We believe that a monetary judgment of a United States court predicated solely upon civil liability under United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

Certain of our directors, and the officers who signed the certificate to this prospectus, reside outside of Canada. These individuals have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Sheila C. Bair Manvinder S. Banga Stephane Bello Mary Cirillo Michael E. Daniels Ken Olisa Vance Opperman Barry Salzberg James C. Smith Wulf von Schimmelmann	Thomson Reuters Canada Limited 333 Bay Street, Suite 400 Toronto, Ontario, Canada M5H 2R2

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process in Canada.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

●	our audited consolidated financial statements for the year ended December 31, 2015 and the accompanying auditor’s report thereon;

●	our management’s discussion and analysis for the year ended December 31, 2015;

●	our annual report for the year ended December 31, 2015 (which also constitutes an annual information form); and

●	our management proxy circular dated March 24, 2015, related to our annual meeting of shareholders held on May 6, 2015.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any documents of the type referred to above, all material change reports (excluding confidential material change reports, if any), business acquisition reports and any “template version” of any “marketing materials” (each as defined in National Instrument 41-101 — General Prospectus Requirements) that we file with the securities regulatory authorities in Canada after the date of this prospectus and prior to the termination of the distribution of Debt Securities shall be deemed to be incorporated by reference into this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with, or furnished to, the SEC on Form 40-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we file a new annual information form or annual report and the related audited comparative consolidated financial statements with, and where required, they are accepted by the applicable securities regulatory authorities during the time that this prospectus is valid, the previous annual information form or annual report, the previous audited consolidated financial statements and all unaudited consolidated financial statements, material change reports, proxy circulars and business acquisition reports filed prior to the commencement of the financial year in which the new annual information form or annual report is filed will be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Debt Securities under this prospectus.

A prospectus supplement containing the specific terms of any Debt Securities will be delivered, together with this prospectus, to purchasers of such Debt Securities and will be deemed to be incorporated into this prospectus for the purposes of securities legislation as of the date of such prospectus supplement, but only for the purposes of the distribution of the Debt Securities to which such prospectus supplement pertains.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of Debt Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.

CAUTIONARY NOTE CONCERNING FACTORS THAT MAY AFFECT FUTURE RESULTS

Certain statements included and incorporated by reference in this prospectus are forward-looking. When used in this prospectus or in the documents incorporated by reference herein, the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may” and “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on certain assumptions and reflect our company’s current expectations. As a result, forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks include, but are not limited to:

●	uncertainty, downturns and changes in the markets that we serve, in particular in the financial services and legal industries;

●	actions of competitors;

●

failure to develop new products, services, applications and functionalities to meet customers’ needs, attract new customers and retain existing ones, expand into new geographic markets or identify areas of higher growth;

●	fraudulent or unpermitted data access or other cyber-security or privacy breaches;

●	failures or disruptions of telecommunications, data centers, network systems or the Internet;

●	increased accessibility to free or relatively inexpensive information sources;

●	failure to meet the challenges involved in operating globally;

●	failure to maintain a high renewal rate for our subscription-based services;

●	dependency on third parties for data, information and other services;

●	changes to law and regulations, including the impact of Dodd-Frank legislation;

●	tax matters, including changes to tax laws, regulations and treaties;

●	fluctuations in foreign currency exchange and interest rates;

●	failure to adapt to organizational changes and effectively implement strategic initiatives;

●	failure to attract, motivate and retain high quality management and key employees;

●	failure to derive fully the anticipated benefits from existing or future acquisitions, joint ventures, investments or dispositions;

●	failure to protect the brands and reputation of Thomson Reuters;

●	inadequate protection of intellectual property rights;

●	threat of legal actions and claims;

●	risk of antitrust/competition-related claims or investigations;

●	impairment of goodwill and identifiable intangible assets;

●	downgrading of credit ratings and adverse conditions in the credit markets;

●	the effect of factors outside of the control of Thomson Reuters on funding obligations in respect of pension and post-retirement benefit arrangements;

●	actions or potential actions that could be taken by our controlling shareholder, The Woodbridge Company Limited; and

●	a change in the tax residence of our company.

These factors and other risk factors described herein, including under the section of this prospectus entitled “Risk Factors,” and in some of the documents incorporated by reference in this prospectus represent risks that our management believes are material. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of the date of this prospectus. Except as may be required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements. Additional factors are discussed in our materials filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC from time to time, including our annual information form for the year ended December 31, 2015, which is contained in our annual report on Form 40-F for the year ended December 31, 2015, and the other documents incorporated by reference herein.

RISK FACTORS

Investing in the Debt Securities is subject to certain risks. Before purchasing Debt Securities, you should consider carefully the risk factors set forth below and those under the heading “Risk Factors” in our annual information form, which is contained in our annual report on Form 40-F for the year ended December 31, 2015 (and our annual information forms for subsequent years), as well as the other information contained in and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in the applicable prospectus supplement. If any of the events or developments discussed in these risks actually occur, our business, financial condition or results of operations or the value of the Debt Securities could be adversely affected.

Risks Relating to the Debt Securities

Fluctuations in exchange rates could give rise to foreign currency exposure.

Debt Securities denominated or payable in foreign currencies may entail significant risks, and the extent and nature of such risks change continuously. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending on the currency or currencies involved. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in Debt Securities denominated in currencies other than the local currency. Debt Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Credit ratings assigned to Debt Securities may change.

We cannot assure you that any credit rating assigned to Debt Securities issued hereunder will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such rating may have an adverse effect on the market value of the Debt Securities.

There may not be a trading market for the Debt Securities.

There is currently no market through which the Debt Securities may be sold and you may not be able to resell the Debt Securities issued hereunder. We cannot assure you that a secondary market for trading in the Debt Securities will develop or that any secondary market which does develop will continue.

The Debt Securities will be subordinated to creditors of our subsidiaries.

We conduct our operations through a number of subsidiaries and to the extent any such subsidiary has or incurs indebtedness with a third party, the holders of the Debt Securities will effectively be subordinated to the claims of the holders of such third party indebtedness, including in the event of liquidation or upon a realization of the assets of any such subsidiary.

We have made only limited covenants in the trust indenture governing the Debt Securities and these limited covenants may not protect your investment.

The trust indenture governing the Debt Securities does not:

●

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Debt Securities in the event that we experience significant adverse changes in our financial condition or results of operations;

●	limit our ability to incur indebtedness that is equal in right of payment to the Debt Securities;

●	restrict our ability to transfer assets within Thomson Reuters;

●	restrict our ability to repurchase our shares;

●	restrict our ability to make investments or to pay dividends or make other payments in respect of our shares or other securities ranking junior to the Debt Securities; or

●	necessarily afford holders of Debt Securities protection should we be involved in a transaction that significantly increases our leverage.

The trust indenture governing the Debt Securities contains only limited protections in the event of many types of transactions that we could engage in, including acquisitions, refinancings, dispositions, recapitalizations, restructurings or other reorganizations or material strategic transactions that could substantially affect our capital structure and the value of the Debt Securities. If any such transaction should occur, the value of your Debt Securities may decline.

BUSINESS

We are the world’s leading source of news and information for professional markets. Our customers rely on us to deliver the intelligence, technology and expertise they need to find trusted answers. The business has operated in more than 100 countries for more than 100 years.

We are organized in three business units:

●

Financial & Risk, a leading provider of critical news, information and analytics, enabling transactions and connecting communities of trading, investment, financial and corporate professionals. Financial & Risk also provides leading regulatory and operational risk management solutions;

●	Legal, a leading provider of critical online and print information, decision tools, software and services that support legal, investigation, business and government professionals around the world; and

●	Tax & Accounting, a leading provider of integrated tax compliance and accounting information, software and services for professionals in accounting firms, corporations, law firms and government.

We are currently pursuing the sale of our Intellectual Property & Science business, with a closing expected in the second half of the year. Intellectual Property & Science is a leading provider of comprehensive intellectual property and scientific information, decision support tools and services that enable the lifecycle of innovation for governments, academia, publishers, corporations and law firms to discover, protect and commercialize new ideas and brands.

We also operate Reuters, which is a leading provider of real-time, high-impact, multimedia news and information services to newspapers, television and cable networks, radio stations and websites around the globe.

Thomson Reuters Corporation is incorporated under the OBCA. Our registered office is located at Suite 400, 333 Bay Street, Toronto, Ontario M5H 2R2, Canada. Our principal executive office is located at 3 Times Square, New York, New York 10036, United States.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement that accompanies this prospectus, the net proceeds from the sale of the Debt Securities will be added to our general funds, and we may use them for general corporate purposes including, without limitation, to repay existing indebtedness. We may invest funds that we do not immediately use in short-term marketable securities. We may from time to time offer Debt Securities and incur additional indebtedness other than through an offering under this prospectus and any applicable prospectus supplements.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at December 31, 2015 on an actual basis and on an as adjusted basis to give effect to activity under our commercial paper programs and share repurchases from January 1, 2016 through March 18, 2016.

This table should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2015 and other information included in the documents incorporated by reference in this prospectus.

Unaudited	As at December 31, 2015
(millions of U.S. dollars)	Actual	Adjustments		As adjusted

Current indebtedness	$1,555	991	(1),(2)	$2,546
Long-term indebtedness	6,829	(548	)(2)	6,281

Total debt(3)	8,384	443		8,827

Equity:
Series II preference shares, no nominal value (authorized, issued and outstanding— 6,000,000)	110	-		110
Common shares, no nominal value (756,868,313(4) issued and outstanding; authorized— unlimited)	9,576	(60	)(4)	9,516
Contributed surplus	166	-		166
Accumulated other comprehensive loss	(3,697)	-		(3,697)
Retained earnings	6,458	(107	)(4)	6,351

Total shareholders’ equity	12,613	(167)		12,446
Non-controlling interests	487	-		487

Total equity	13,100	(167)		12,933

Total capitalization	$21,484	276		$21,760

(1)

Represents activity from January 1, 2016 to March 18, 2016 comprised of a $443 million increase in borrowings under our commercial paper programs to a balance of $1,480 million (December 31, 2015 - $1,037 million) and a $548 million increase from the reclassification of notes from long-term to current indebtedness. See note 2.

(2)	Represents the carrying value of our $550 million principal amount of 1.30% notes due February 2017 reclassified to current indebtedness as they are due within 12 months from March 18, 2016.

(3)

Excludes the effect of related debt swaps, which are included within “Other financial liabilities—non-current” in our audited consolidated financial statements for the year ended December 31, 2015. If this effect had been included, total debt and total capitalization as at December 31, 2015 would have been higher by $370 million.

(4)

The number of common shares issued and outstanding reflects share repurchases (and related cancellations) after December 31, 2015. The cost of these repurchases was approximately $332 million and has been reflected as reductions to the carrying values of common share capital and retained earnings. Of this amount, $165 million was reflected as a reduction to equity as at December 31, 2015, as required under IFRS, in connection with a pre-defined plan with our broker to repurchase shares during our internal blackout from January 1, 2016 to February 11, 2016, the date we announced our full-year and fourth-quarter 2015 results.

INTEREST COVERAGE

The information contained in this section was derived from our audited consolidated financial statements for the year ended December 31, 2015 and the related management’s discussion and analysis, each of which is incorporated by reference in this prospectus.

The following ratio is for the 12 months ended December 31, 2015 and gives effect to the issuance and repayment of debt during that period and through March 18, 2016 as if these transactions occurred at January 1, 2015. This ratio does not purport to reflect the actual ratio that would have resulted if the transactions had actually occurred on January 1, 2015, nor is it indicative of ratios for any future periods.

December 31, 2015
Net earnings attributable to common shareholders before deducting interest expense (which includes the effect of related debt swaps) and before tax expense(1)	$1,732 million
Adjusted annualized interest on total debt(1)	$366 million
Interest coverage ratio	4.7x

Below, we have also provided a supplemental calculation of our interest coverage ratio based on adjusted earnings from continuing operations (Adjusted EBITDA), which is a non-IFRS financial measure. We describe this non-IFRS financial measure and provide a reconciliation to the most directly comparable IFRS financial measure in our management’s discussion and analysis for the year ended December 31, 2015.

December 31, 2015
Adjusted EBITDA(1)	$3,392 million
Adjusted annualized interest on total debt(1)	$366 million
Adjusted interest coverage ratio	9.3x

(1)	Excludes non-cash interest expense on pension and other post-employment benefit plans that we report in finance costs within our consolidated income statement.

SHARE CAPITAL

Our authorized share capital includes an unlimited number of common shares and an unlimited number of preference shares, without par value, issuable in series. As of March 18, 2016, we had outstanding 756,868,313 common shares and 6,000,000 Series II preference shares. We have also issued a Thomson Reuters Founders Share which enables Thomson Reuters Founders Share Company to exercise extraordinary voting power to safeguard the Thomson Reuters Trust Principles.

DESCRIPTION OF DEBT SECURITIES

This section describes certain general terms and provisions of the Debt Securities. We will provide the particular terms and provisions of a series of Debt Securities and a description of how the general terms and provisions described below apply to that series in a prospectus supplement. Thus, for a description of the terms of a particular series of Debt Securities, you must refer to both the applicable prospectus supplement relating to that series and the description of the Debt Securities contained in this prospectus.

Unless otherwise specified in a prospectus supplement, the Debt Securities will be issued under an amended and restated trust indenture dated as of December 21, 2010, as may be amended and supplemented from time to time, between Thomson Reuters Corporation, Computershare Trust Company of Canada and Deutsche Bank Trust Company Americas. An indenture is a contract between a financial institution, acting on your behalf as trustee of the Debt Securities, and us. We collectively refer to Computershare Trust Company of Canada and Deutsche Bank Trust Company Americas as the “Trustees” and each Trustee acting in such capacity for a specific series of Debt Securities as a “Trustee.” The trust indenture is subject to the provisions of Trust Indenture Legislation.

This summary information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Debt Securities and the trust indenture, including the definition of certain terms in the trust indenture. It is the trust indenture, and not this summary, that governs the rights of holders of Debt Securities. Capitalized terms that are used in this section and not defined have the meanings assigned to them in the trust indenture. We have defined selected terms at the end of this section. Section references below are to sections of the trust indenture.

General

The trust indenture does not limit the amount of Debt Securities that may be issued under the trust indenture. The trust indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. We may offer no more than US$3,000,000,000 (or the equivalent in non U.S. Currency) aggregate principal amount of Debt Securities pursuant to this prospectus. The specific terms of any series of Debt Securities will be established at the time of issuance and will be described in the applicable prospectus supplement. These terms may include, but are not limited to, any of the following:

●	the specific designation of the Debt Securities;

●	any limit on the aggregate principal amount of the Debt Securities;

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the date or dates, if any, on which the Debt Securities will mature and the portion (if other than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of Maturity;

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the rate or rates per annum (which may be fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Dates for any interest payable on the Debt Securities which are in registered form;

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any mandatory or optional redemption or sinking fund provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed or purchased at our option or otherwise;

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whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities in bearer form and as to exchanges between registered and bearer form;

●	whether the Debt Securities will be issuable in the form of one or more registered global securities and if so the identity of the depository for such registered global securities;

●	the denominations in which any of the Debt Securities will be issuable if other than denominations of US$1,000 and any multiple thereof;

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each office or agency where the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

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if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the Debt Securities are denominated and/or in which the payment of the principal of and any premium and interest on the Debt Securities will or may be payable;

●	any index pursuant to which the amount of payments of principal of and any premium and interest on the Debt Securities will or may be determined;

●	any other terms of the Debt Securities, including covenants and additional Events of Default; and

●	the identity of the Trustee for a particular series of Debt Securities. (Section 301)

The trust indenture also provides that there may be more than one Trustee under the trust indenture, each with respect to one or more different series of Debt Securities. See “— Resignation of Trustee” below for more information. As there is more than one Trustee under the trust indenture, the powers and trust obligations of each Trustee as described in this prospectus shall extend only to the one or more series of Debt Securities for which it is Trustee. The Debt Securities (whether of one or more than one series) for which each Trustee is acting shall in effect be treated as if issued under separate trust indentures. The term “Debt Securities” as used in this prospectus shall mean the one or more series with respect to which each respective Trustee is acting.

Some or all of the Debt Securities may be issued under the trust indenture as Original Issue Discount Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) to be issued at prices below their stated principal amounts.

The general provisions of the trust indenture do not contain any provisions that would limit our ability to incur indebtedness or that would afford Holders protection in the event of a highly leveraged or similar transaction involving Thomson Reuters.

Under the trust indenture, we will have the ability, in addition to the ability to issue Debt Securities with terms different from those of other Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. (Section 301)

Ranking and Other Indebtedness

The Debt Securities will be unsecured obligations of, and will rank equally with all of our other unsecured and unsubordinated obligations.

Form, Denomination, Exchange and Transfer

Debt Securities of a series may be issuable solely as registered Debt Securities issuable in denominations of US$1,000 and integral multiples of US$1,000 or in such other denominations as may be provided for by the terms of the Debt Securities of any particular series. The trust indenture also provides that Debt Securities of a series may be issuable in global form, which we refer to as Global Securities. Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

The Debt Securities may be presented for exchange as described above, and Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Trustee or at the office of any transfer agent designated by us for such purpose with respect to any series of Debt Securities. No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate one or more successor or additional transfer agents with respect to any series of Debt Securities and may from time to time rescind any such designation. (Section 305) We will be required to maintain a transfer agent in each Place of Payment for such series. (Section 1002)

So long as required by the OBCA, we shall cause to be kept, by our company or a trust corporation registered in Ontario, a central securities register that complies with the requirements of the OBCA. Additionally, we will cause to be recorded promptly in the central securities register maintained pursuant to the OBCA, the particulars of each issue, exchange or transfer of Debt Securities. Unless otherwise provided for in the case of any series of Debt Securities, the Trustee shall maintain at its corporate trust office a branch register containing the same information with respect to each entry contained therein as contained in the central register. In the event of a conflict between the information contained in the central register and the information contained in a branch register, the information contained in the central register shall prevail. (Section 305)

We shall not be required to:

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issue, register the transfer of, or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

●	register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or

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issue, register the transfer of, or exchange any Debt Security which has been surrendered for repayment at the option of the Holder except the portion, if any, of such Debt Security not to be so repaid. (Section 305)

Events of Default

The trust indenture provides, with respect to any series of Outstanding Debt Securities thereunder, that the following shall constitute Events of Default:

(i)	default in the payment of any interest upon any Debt Security of that series, when the same becomes due and payable, continued for 30 days;

(ii)	default in the payment of the principal of or any premium on any Debt Security of that series at its Maturity;

(iii)	default in the deposit of any sinking fund or analogous payment when due by the terms of any Debt Security of that series;

(iv)

default in the performance, or breach, of any of our covenants or warranties in the trust indenture (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with elsewhere in the trust indenture), continued for 60 days after written notice to us;

(v)	certain events of bankruptcy, insolvency or reorganization; and

(vi)	any other Event of Default provided with respect to the Debt Securities of that series. (Section 501)

No Event of Default provided with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Section 501) We are required to file with the Trustee, annually, an Officer’s Certificate as to our compliance with all conditions and covenants under the trust indenture. (Section 1004) The trust indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any default (except payment defaults on the Debt Securities) if it considers it in the best interest of the Holders of Debt Securities to do so. (Section 502)

If an Event of Default listed in clause (i), (ii), (iii), (iv) or (vi) of the second preceding paragraph with respect to Debt Securities of a particular series occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the Outstanding Debt Securities of that series due and payable immediately. If an Event of Default listed in clause (v) of the second preceding paragraph occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of all Debt Securities then Outstanding may declare the principal amount of all of the Outstanding Debt Securities to be due and payable immediately. However, in either case the Holders of a majority in principal amount of the Outstanding Debt Securities of that series, or of all Outstanding Debt Securities, as the case may be, by written notice to us and the Trustee, may, under certain circumstances, rescind and annul such declaration. (Section 503)

Subject to the provisions relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of any or all series occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the trust indenture at the request, order or direction of any of the Holders of such Debt Securities, unless such Holders shall have offered to the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 508) Subject to such provisions for the indemnification of the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (with respect to any remedy, trust or power relating to or arising under an Event of Default described in clause (i), (ii), (iii), (iv) or (vi) above) or the Holders of a majority in principal amount of all Outstanding Debt Securities (with respect to any other remedy, trust or power), as the case may be, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the trust indenture, or exercising any trust or power conferred on the Trustee. (Section 513)

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (i), (ii), (iii), (iv) or (vi) above (or, in the case of a default described in clause (v) above, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default) and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or any interest on any Debt Security, or (b) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 514)

Negative Pledge

The trust indenture provides that, so long as any Debt Securities are Outstanding, we will not:

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create or permit to subsist after knowledge of the existence thereof any mortgage, lien, pledge, encumbrance, conditional sale or other title retention agreement, or other similar security interest, or Security Interest, upon any part of any undertaking or assets to secure any of our Debt; or

●	permit any Material Subsidiary to give any Guarantee to secure any of our Debt;

without at the same time or as soon as reasonably practicable thereafter according to the Holders of Debt Securities a ratable and pari passu interest in the same Security Interest or Guarantee, as applicable, but this covenant will not apply to, or operate to prevent:

(i)

any Security Interest for, or any Guarantee by a Material Subsidiary of, any of our Debt, the amount of which, when aggregated with the amount of all of our other Debt then outstanding in respect of which Security Interest or a Guarantee by a Material Subsidiary has been given, excluding any Security Interest or Guarantee given pursuant to the exceptions in subparagraphs (ii) to (iv), would not exceed 10% of Consolidated Shareholders’ Equity;

(ii)

any Security Interest on (a) any asset (including shares) acquired or held by us to secure our Debt incurred solely for the purpose of financing the acquisition, construction, research, development or improvement of such asset or (b) shares of a Subsidiary organized solely to acquire any such asset;

(iii)

the assumption by us of any Security Interest in existence on any asset at the time of acquisition thereof, including any such assumption consequent upon any amalgamation, merger, arrangement or other corporate reorganization;

(iv)

our giving a Security Interest (other than on shares or fixed assets) in the ordinary course of our business to any bank or banks or others to secure any of our Debt that is not a Funded Obligation; or

(v)

the extension, renewal or refunding of any Security Interest permitted under subparagraphs (ii) to (iv) to the extent of the principal amount of our Debt secured by and owing under any such Security Interest at the time of such extension, renewal or refunding. (Section 1007)

Modification and Waiver

We and the Trustee may modify and amend the trust indenture with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, among other things:

●	change the Stated Maturity of, the principal of (or premium, if any), or any installment of interest on any such Debt Security;

●	reduce the principal amount or the rate of interest on or any premium payable on any Debt Security;

●	change our obligation to pay Additional Amounts provided for pursuant to Section 1005 of the trust indenture, with certain exceptions;

●	reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof;

●	adversely affect any right of repayment at the option of the Holder of any such Debt Security;

●	change the Currency or Place of Payment of principal of, or any premium or interest on, any such Debt Security;

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reduce the above-stated percentage of Holders of such Outstanding Debt Securities necessary to modify or amend the trust indenture or to consent to any waiver thereunder (including a waiver of certain defaults); or

●	modify the foregoing requirements with certain exceptions. (Section 902)

The Holders of a majority in principal amount of Outstanding Debt Securities affected thereby have the right to waive compliance by us with certain covenants. (Section 1008)

We and the Trustee may modify and amend the trust indenture without the consent of any Holder, for any of the following purposes:

●	to evidence the succession of another Person to Thomson Reuters Corporation as obligor under the trust indenture;

●	to add to our covenants for the benefit of the Holders of all or any series of Debt Securities;

●	to add additional Events of Default for the benefit of the Holders of all or any series of Debt Securities;

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to add, change or eliminate any provisions of the trust indenture, provided that any such addition, change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision or any such addition, change or elimination shall not apply to any Outstanding Debt Security;

●	to secure the Debt Securities pursuant to the provisions described above under “— Negative Pledge” and “— Merger, Consolidation or Amalgamation,” or otherwise;

●	to establish the form or terms of Debt Securities of any series;

●	to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the trust indenture by more than one Trustee;

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to cure any ambiguity, defect or inconsistency in the trust indenture or to make any other provisions with respect to matters or questions arising under the trust indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series in any material respect;

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to add to the conditions, limitations and restrictions on the authorized amount, form, terms or purposes of issue, authentication and delivery of Debt Securities, other conditions, limitations and restrictions thereafter to be observed, provided, however, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect;

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to supplement any of the provisions of the trust indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Debt Securities, provided, however, such action shall not adversely affect the interests of the Holders of any Debt Securities in any material respect; or

●	to comply with Trust Indenture Legislation, provided such action does not adversely affect the interests of Holders of Debt Securities of any series in any material respect. (Section 901)

The trust indenture provides that in determining whether the Holders of the requisite principal amount of Debt Securities of a series then Outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

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the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

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the principal amount of a Debt Security denominated in a Currency or Currencies other than U.S. dollars shall be the U.S. dollar equivalent, determined as of the date such Debt Securities were originally issued, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Original Issue Discount Security of the amount determined as provided in the first bullet above); and

●	Debt Securities owned by us or any other obligor or affiliate of ours or such other obligor shall be disregarded and not deemed to be Outstanding. (Section 101)

Merger, Consolidation or Amalgamation

The trust indenture provides that we may not amalgamate or consolidate with or merge into any other Person and that we may not convey, transfer, sell or lease our properties and assets substantially as an entirety to any Person, unless:

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the Person formed by such consolidation or amalgamation or into which we are merged or the Person which acquires or leases our properties and assets substantially as an entirety is organized or existing under the laws of any Canadian, United States, United Kingdom or other country that is in the European Community jurisdiction expressly assumes its obligations under the Debt Securities and the trust indenture, and

●	certain other conditions are met. (Section 801)

In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any of our property or assets would become subject to any mortgage or other encumbrance securing Debt, unless such mortgage or other encumbrance could be created pursuant to the provisions described under “— Negative Pledge” above without equally and ratably securing the Debt Securities or unless the Debt Securities are secured equally and ratably with, or prior to, the Debt secured by such mortgage or other encumbrance. (Section 803)

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to Holders of any series of Debt Securities issued under the trust indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee trust funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401)

We may, at our option and at any time, elect to have our obligations discharged with respect to the Outstanding Debt Securities of or within any series, which we refer to as defeasance. Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by such Outstanding Debt Securities and to have satisfied our other obligations under the trust indenture with respect to such Debt Securities, except for:

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the rights of Holders of such Outstanding Debt Securities to receive solely from the trust fund described below payments in respect of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due;

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our obligations with respect to such Debt Securities relating to the issuance of temporary securities, the registration, transfer and exchange of the Debt Securities, the replacement of mutilated, destroyed, lost or stolen Debt Securities, the maintenance of an office or agency in the applicable Place of Payment, the holding of money for security payments in trust and with respect to the payment of Additional Amounts, if any, pursuant to Section 301 of the trust indenture;

●	the rights, powers, trusts, duties and immunities of the Trustee; and

●	the defeasance provisions of the trust indenture.

We may, at our option and at any time, elect to be released from our obligations with respect to certain covenants that are described in the trust indenture (including those described under “— Negative Pledge” and “— Merger, Consolidation or Amalgamation” above), and we refer to this as “covenant defeasance,” and any omission to comply with such obligations thereafter shall not constitute a default or an Event of Default with respect to such Debt Securities. (Sections 1401, 1402 and 1403)

In order to exercise either defeasance or covenant defeasance:

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we must irrevocably deposit with the Trustee (or other qualifying trustee), in trust, for the benefit of the Holders of such Debt Securities, cash, Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any) and interest on such Outstanding Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor in the Currency in which such Debt Securities are then specified as payable at Stated Maturity;

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in the case of defeasance, we shall have delivered to the Trustee an Opinion of Counsel qualified to practice law in the United States stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the trust indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

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in the case of covenant defeasance, we shall have delivered to the Trustee an Opinion of Counsel qualified to practice law in the United States to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

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in the case of defeasance or covenant defeasance, we shall have delivered to the Trustee an Opinion of Counsel qualified to practice law in Canada or a ruling from the Canada Revenue Agency to the effect that Holders of such Outstanding Securities will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax including withholding tax, if any, on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; and

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we have delivered to the Trustee an Opinion of Counsel to the effect that the deposit referenced in the first bullet above will not cause the Trustee or the trust so created to be subject to the U.S. Investment Company Act of 1940, as amended, and that we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act, on the date of the deposit referred to in the first bullet above or at any time during the period ending on the 91st day after the date of such deposit. (Section 1404)

If, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to any Debt Securities:

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the Holder of any such Debt Security is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or

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the Currency in which such deposit has been made in respect of any such Debt Security ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. (Section 1405)

All payments of principal of (and premium, if any), and interest, if any, on any Debt Security that is payable in a Currency other than U.S. dollars that ceases to be used by its government of issuance shall be made in U.S. dollars. (Section 312)

Payment of Principal and Interest and Paying Agents

Unless otherwise specified in Section 301 of the trust indenture, principal (premium, if any) and interest, if any, on Debt Securities will be payable at an office or agency maintained by us in New York, New York, except that at our option, interest, if any, may be paid by:

●	check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or

●	wire transfer to an account located in the United States or Canada maintained by the person entitled thereto as specified in the Security Register. (Sections 307, 1001 and 1002)

Payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by us for the Debt Securities may be established for each series of Debt Securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for such series. (Section 1002)

Resignation of Trustee

The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the trust indenture separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

Book-Entry Debt Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary for a series of Debt Securities. Global Securities may be issued in either temporary or permanent form. Unless otherwise provided for a series of Debt Securities, Debt Securities that are represented by a Global Security will be issued in denominations of US$1,000 and any integral multiple thereof or in such other denominations as may be provided for by the terms of the Debt Securities of any particular series, and will be issued in registered form only, without coupons. Payments of principal of (premium, if any) and interest on Debt Securities represented by a Global Security will be made by the Trustee to the depositary or its nominee.

Governing Law

The trust indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. The trust indenture is subject to the provisions of the Trust Indenture Legislation and shall, to the extent applicable, be governed by such provisions. (Section 111)

Agent for Service of Process

The trust indenture provides that we have designated our subsidiary, Thomson Reuters Holdings Inc., 3 Times Square, New York, New York 10036, as our authorized agent for service of process in any suit, action or proceeding arising out of or relating to the trust indenture and the Debt Securities that may be instituted in any federal or state court located in the Borough of Manhattan, in the City of New York, or brought under United States federal or state securities laws or brought by the Trustee, and we have irrevocably submitted to the jurisdiction of such courts. (Section 113)

Definitions

Set forth below is a summary of certain of the defined terms used in the trust indenture. Reference is made to the trust indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

“Business Day” when used with respect to any Place of Payment or any other location referred to in the trust indenture, expressly or impliedly, which shall include Toronto, Ontario, New York, New York and London, England, hereunder, or in the Debt Securities, means, unless otherwise specified with respect to any Debt Securities pursuant to Section 301, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment or other such location are authorized or obligated by law or executive order to close.

“Consolidated Shareholders’ Equity” means the aggregate of the stated capital accounts for all of our outstanding shares and the amount of our consolidated surplus, whether paid in, earned, or otherwise, as such consolidated surplus is shown on our then most recent audited consolidated balance sheet, determined in accordance with GAAP.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Funded Obligation” means any Debt, the principal amount of which by its terms is not payable on demand and the due date of payment of which, after giving effect to any right of extension or renewal exercisable unilaterally on the part of the obligor, is more than 18 months from the date of the creation, issue or incurring of the same.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada (or, if we hereafter determine to prepare our principal consolidated financial statements in accordance with generally accepted accounting principles which are in effect from time to time in the United States, such principles).

“Guarantee” means any guarantee, indemnity or similar obligation.

“Material Subsidiary” means any Subsidiary the sales of which for the 12 months ending at the end of the most recently completed fiscal year of such Subsidiary represent 5% or more of our sales taken as a whole for the 12 months ending at the end of our most recently completed fiscal year, or the gross assets of which as at the end of the most recently completed fiscal year of such Subsidiary represent 5% or more of our gross assets taken as a whole as at the end of our most recently completed fiscal year, calculated in each case in accordance with GAAP.

“Subsidiary” means any corporation of which we, at the time of determination, directly and/or indirectly through one or more Subsidiaries, own more than 50% of the shares of Voting Stock of such corporation.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended as in force at the date as of which a trust indenture was executed, except as provided in Section 905 of the trust indenture.

“Trust Indenture Legislation” means, at any time, statutory provisions relating to trust indentures and the rights, duties, and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to the trust indenture, and at the date of the trust indenture means (i) in respect of Debt Securities offered solely in Canada and not concurrently in the United States, the applicable provisions of the OBCA and the regulations thereunder as amended or re-enacted from time to time, and (ii) in respect of Debt Securities offered solely in the United States and not concurrently in Canada or offered concurrently in the United States and Canada, the Trust Indenture Act and regulations thereunder.

“Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 101)

PLAN OF DISTRIBUTION

We may sell the Debt Securities:

●	through underwriters or dealers;

●	directly to one or more purchasers; or

●	through agents.

We may sell Debt Securities at fixed prices or at non-fixed prices, such as prices determined by reference to the prevailing price of the specified securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the securities. The applicable prospectus supplement will set forth the terms of the offering of the Debt Securities including the name or names of any underwriters, the purchase price of such Debt Securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

If underwriters are used in the sale, the Debt Securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities of the series offered through the applicable prospectus supplement if any of such Debt Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell Debt Securities directly at such prices and upon such terms as agreed to by us and the purchaser or through agents designated by us from time to time. Any agent involved in the offering and sale of the Debt Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of the Debt Securities offered hereby.

In connection with any offering of the Debt Securities, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Debt Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. These underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Each series of the Debt Securities will be a new issue of securities with no established trading market. Unless otherwise specified in an applicable prospectus supplement relating to a series of Debt Securities, the Debt Securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. Some broker-dealers may make a market in the Debt Securities, but they will not be obligated to do so and may discontinue any market-making activities at any time without notice. There may not be a trading market for the Debt Securities and no assurances can be given as to the liquidity of the trading market, if any, for the Debt Securities. See “Risk Factors.”

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe the material Canadian federal income tax consequences to an investor who is not a resident of Canada (for purposes of the Income Tax Act (Canada)) of acquiring Debt Securities, including whether payment of principal (premium, if any), and interest, if any, on the Debt Securities, will be subject to Canadian non-resident withholding tax.

A prospectus supplement may also describe any material U.S. federal income tax consequences of the acquisition, ownership and disposition of Debt Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to Debt Securities payable in a currency other than U.S. dollars, issued at an original issue discount for U.S. federal income tax purposes or containing any early redemption provisions or other special terms.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain legal matters relating to the Debt Securities offered by this prospectus will be passed upon on our behalf by Torys LLP. As at March 18, 2016, the partners and associates of Torys LLP owned beneficially as a group, directly or indirectly, less than 1% of our outstanding shares.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our annual report for the year ended December 31, 2015 (which also constitutes an annual information form) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement on Form F-10 of which this prospectus is a part:

●	the documents referred to in the “Documents Incorporated by Reference” section of this prospectus;

●	consent of independent registered public accounting firm;

●	consent of counsel;

●	powers of attorney from our directors and officers;

●	the amended and restated trust indenture dated as of December 21, 2010 relating to the Debt Securities; and

●	a statement of eligibility of Deutsche Bank Trust Company Americas as Trustee, on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors or Officers.

The directors of Thomson Reuters Corporation (“Thomson Reuters”) are indemnified by Thomson Reuters to the extent permitted by applicable laws and regulations.

Under the Business Corporations Act (Ontario) (the “OBCA”), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. Any such individual is entitled to indemnification from a corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

Pursuant to its organizational documents, Thomson Reuters is required to indemnify the individuals referred to above and the heirs and legal representatives of such individuals to the extent permitted by the OBCA.

Thomson Reuters maintains, at its expense, a directors’ and officers’ liability insurance policy that provides protection for its directors and officers against liability incurred by them in their capacities as such. This policy provides for a limit of up to $100 million for each claim and $100 million in the aggregate and that there is no deductible for this coverage. The insurance applies in certain circumstances where Thomson Reuters may not indemnify its directors and officers for their acts or omissions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling Thomson Reuters pursuant to the applicable provisions, Thomson Reuters has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit	Description

4.1*	Annual report dated March 8, 2016 for the year ended December 31, 2015 (which constitutes an annual information form)(incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016)(File No. 001-31349)
4.2*	Audited consolidated financial statements as at December 31, 2015 and December 31, 2014, and the related consolidated income statement and statements of comprehensive income, cash flow and changes in equity for each of the years ended December 31, 2015 and 2014, together with the accompanying auditor’s report thereon (incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016) (File No. 001-31349)
4.3*	Management’s discussion and analysis for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016) (File No. 001-31349)
4.4*	Management proxy circular dated March 24, 2015 relating to the Registrant’s annual meeting of shareholders held on May 6, 2015 (incorporated by reference to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on March 24, 2015) (File No. 001-31349)
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Torys LLP
6.1	Powers of attorney (included on the signature pages to this Registration Statement)
7.1*	Amended and Restated Indenture dated December 21, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on March 9, 2011) (File No. 001-31349)
8.1	Statement of Eligibility of Deutsche Bank Trust Company Americas, as Trustee, on Form T-1

*	Previously filed or incorporated by reference herein.

Additional exhibits to this Registration Statement may be subsequently filed in reports on Form 40-F or Form 6-K that specifically state that such materials are incorporated by reference as exhibits in this Registration Statement.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) At the time of filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) At the time of filing of this Form F-10, Computershare Trust Company of Canada, a non-U.S. Trustee under the Indenture, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c) Any change to the name or address of the agent for service of the Registrant or Computershare Trust Company of Canada, as a non-U.S. Trustee, shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of March 2016.

THOMSON REUTERS CORPORATION

By:	/s/ James C. Smith
Name: James C. Smith
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints James C. Smith, Stephane Bello, Deirdre Stanley and Michelle Scheer, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 22nd day of March 2016.

Signature	Title

/s/ James C. Smith	Chief Executive Officer and Director
James C. Smith	(principal executive officer)

/s/ Stephane Bello	Executive Vice President and Chief Financial Officer
Stephane Bello	(principal financial officer)

/s/ Linda J. Walker	Senior Vice President, Controller and Chief Accounting Officer
Linda J. Walker	(principal accounting officer)

/s/ David Thomson	Chairman of the Board of Directors
David Thomson

/s/ Sheila C. Bair	Director
Sheila C. Bair

/s/ Manvinder S. Banga	Director
Manvinder S. Banga

/s/ David W. Binet	Deputy Chairman of the Board of Directors
David W. Binet

/s/ Mary Cirillo	Director
Mary Cirillo

/s/ W. Edmund Clark	Director
W. Edmund Clark

/s/ Michael E. Daniels	Director
Michael E. Daniels

6

/s/ P. Thomas Jenkins	Director
P. Thomas Jenkins

/s/ Kenneth Olisa, OBE	Director
Kenneth Olisa, OBE

/s/ Vance K. Opperman	Director
Vance K. Opperman

/s/ Barry Salzberg	Director
Barry Salzberg

/s/ Peter J. Thomson	Director
Peter J. Thomson

/s/ Wulf von Schimmelmann	Director
Wulf von Schimmelmann

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed below by the undersigned, solely in its capacity as Thomson Reuters Corporation’s duly authorized representative in the United States, on this 22nd day of March 2016.

THOMSON REUTERS HOLDINGS INC.

By:	/s/ Marc E. Gold
Name: Marc E. Gold
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit	Description

4.1*	Annual report dated March 8, 2016 for the year ended December 31, 2015 (which constitutes an annual information form)(incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016)(File No. 001-31349)
4.2*	Audited consolidated financial statements as at December 31, 2015 and December 31, 2014, and the related consolidated income statement and statements of comprehensive income, cash flow and changes in equity for each of the years ended December 31, 2015 and 2014, together with the accompanying auditor’s report thereon (incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016) (File No. 001-31349)
4.3*	Management’s discussion and analysis for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Form 40-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016) (File No. 001-31349)
4.4*	Management proxy circular dated March 24, 2015 relating to the Registrant’s annual meeting of shareholders held on May 6, 20115 (incorporated by reference to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on March 24, 2015) (File No. 001-31349)
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Torys LLP
6.1	Powers of attorney (included on the signature pages to this Registration Statement)
7.1*	Amended and Restated Indenture dated December 21, 2010 (incorporated by reference to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on March 9, 2011) (File No. 001-31349)
8.1	Statement of Eligibility of Deutsche Bank Trust Company Americas, as Trustee, on Form T-1

*	Previously filed or incorporated by reference herein.

Additional exhibits to this Registration Statement may be subsequently filed in reports on Form 40-F or Form 6-K that specifically state that such materials are incorporated by reference as exhibits in this Registration Statement.